CERTIFICATE OF ELIMINATION
OF
4.8% SERIES A CONVERTIBLE PREFERRED STOCK
AND
4.8% SERIES B CONVERTIBLE PREFERRED STOCK
OF
NEW FORTRESS ENERGY INC.
Pursuant to Section 151(g) of the
Delaware General Corporation Law
New Fortress Energy Inc. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:
First: Pursuant to the authority expressly vested in the Board of Directors of the Company (the “Board”) by the Certificate of Incorporation of the Company, as effective as of the date hereof (the “Certificate of Incorporation”), the Board previously adopted resolutions creating and authorizing the following series of preferred stock:
(i)    96,746 shares of 4.8% Series A Convertible Preferred Stock (the “Series A Preferred Stock”), subject to the Certificate of Designations of the Series A Preferred Stock (the “Series A Certificate of Designations”), as filed with the Secretary of State of the State of Delaware on March 20, 2024.
(ii)    96,746 shares of 4.8% Series B Convertible Preferred Stock (the “Series B Preferred Stock”), subject to the Certificate of Designations of the Series B Preferred Stock (the “Series B Certificate of Designations”), as filed with the Secretary of State of the State of Delaware on October 1, 2024.
Second: None of the authorized shares of the Series A Preferred Stock are outstanding and none will be issued subject to the Series A Certificate of Designations, and none of the authorized shares of the Series B Preferred Stock are outstanding and none will be issued subject to the Series B Certificate of Designations.
Third: Pursuant to the authority conferred upon the Board pursuant to the Certificate of Incorporation, the Board adopted resolutions on March 11, 2026, approving the elimination of the Series A Preferred Stock and the Series B Preferred Stock as set forth herein:
“RESOLVED, that none of the authorized shares of the Series A Preferred Stock are outstanding and none will be issued subject to the Series A Certificate of Designations, and none of the authorized shares of the Series B Preferred Stock are outstanding and none will be issued subject to the Series B Certificate of Designations; and be it further
RESOLVED, that, upon filing the Certificate of Elimination with the Secretary of State of the State of Delaware, all matters set forth in the Series A Certificate of Designations and the Series B Certificate of Designations shall be eliminated from the Certificate of Incorporation with respect to the Series A Preferred Stock and the Series B Preferred Stock, respectively; and be it further

RESOLVED, that each of the directors and officers of the Company is hereby authorized and directed, in the name and on behalf of the Company, to prepare, execute, and deliver to the Secretary of State of the State of Delaware the Certificate of Elimination as required by the DGCL in order to effect the cancellation and elimination of the Series A Preferred Stock and the Series B Preferred Stock, and any and all additional documents required to be filed therewith.”
Fourth: In accordance with Section 151(g) of the DGCL, the Certificate of Incorporation as effective immediately prior to the filing of this Certificate of Elimination is hereby amended to eliminate all references to the Series A Preferred Stock and the Series B Preferred Stock.
[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be acknowledged as true in its corporate name under the penalties of perjury and executed by its duly authorized officer this 25th day of March, 2026.

NEW FORTRESS ENERGY INC.

By:	/s/ Chris Guinta

Name: Christopher S. Guinta
Title: Chief Financial Officer
[Signature Page to the Certificate of Elimination]